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                                                                      EXHIBIT 21

                              List of Subsidiaries

Catawba Valley Bank
First Gaston Bank of North Carolina
Valley Financial Services, Inc.
Community Mortgage Corporation
Catawba Valley Capital Trust I
Catawba Valley Capital Trust II